Exhibit 99.1

 Mace Security International Reports Financial Results for the First
  Nine Months and Third Quarter of 2004 Including a 627% Increase in
               Electronic Surveillance Products Revenue

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Nov. 15, 2004--Mace Security International, Inc. ("Mace" or "the Company") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities, today announced financial results. For the third quarter, revenues from the Electronic Surveillance Products Division rose 627%, from $836,000 in 2003 to $6.1 million in 2004. For the nine months ended September 30, revenues from this division increased 393%, from $1.75 million in 2003 to $8.62 million in 2004.

    Financial Results - First Nine Months of 2004 compared to First Nine Months of 2003

    Total revenues for the nine months ended September 30, 2004 were $41.9 million compared to $36.8 million for the first nine months of 2003. The increase in revenues over last year was principally due to the increase in revenues from the Electronic Surveillance Products Division. Revenues from the Security Products Segment rose from $3.9 million in the first nine months of 2003 to $10.7 million in the first nine months of 2004, an increase of $6.8 million, or 176%. Included in the 2004 Security Products Segment revenue is $4.5 million of revenue generated from operations we acquired on July 1, 2004.
    Revenues from the Car and Truck Wash Segment decreased by $1.7 million in the first nine months of 2004 compared to the same period of 2003, primarily as a result of the closing or divesting of five car wash facilities during 2003 and 2004, and lower volumes in our Northeast, Florida, and Texas regions. The volume-related decrease in car wash revenue was partially offset by a 4.3% increase in average wash and detail revenue per car, from $14.45 in the first nine months of 2003 to $15.07 in 2004.
    Gross profit as a percentage of revenues was 26.9% for the first nine months of 2004 compared to 27.2% for the first nine months of 2003. The gross profit percentage for 2004 was comprised of 29% for the Security Products Segment and 26% for the Car and Truck Wash Segment, while the 2003 gross profit percentage was comprised of 43% for the Security Products Segment and 25% for the Car and Truck Wash Segment.
    Selling, general and administrative ("SG&A") expenses for the first nine months of 2004 increased by $1.8 million over the same period in 2003 primarily due to the expansion of the Electronic Surveillance Products Division, which added $1.6 million (including $857,000 from the previously mentioned acquired operations, $105,000 of which were transition costs related to the acquisition.) The increases were in the areas of marketing and selling and administrative personnel costs as staff was added to handle planned growth. In the second quarter of 2003 we fully wrote down, by $351,000, assets at one of our Arizona car care locations that we determined to be impaired.
    Operating income for the first nine months of 2004 was $1.13 million compared to $1.38 million in the first nine months of 2003. The decrease in operating income was principally the result of the above-mentioned volume-related decrease in revenues in the Car and Truck Wash Segment, and the increased SG&A costs in the Electronic Surveillance Products Division, partially offset by increased gross profit generated by the Security Products Segment and the impact of the 2003 impairment charge noted above.
    Results of operations were a net loss of $26,000, or $0.00 per share, and net income of $72,000, or $0.01 per share, for 2004 and 2003, respectively.

    Financial Results - Third Quarter of 2004 compared to Third
Quarter of 2003

    Total revenues for the three months ended September 30, 2004 were $16.6 million compared to $11.9 million for the same period of 2003. The increase in revenues over last year was primarily due to an increase in revenues from the Electronic Surveillance Products Division. Revenues from the Security Products Segment rose from $1.6 million in the third quarter of 2003 to $6.9 million in the third quarter of 2004, an increase of $5.3 million or 327%. Included in the Security Products Segment revenue is $4.5 million of revenue generated from operations we acquired on July 1, 2004. Revenues from the Security Products Segment accounted for 41.2% of the Company's total revenue for the third quarter of 2004, as compared to 13.5% for same quarter of 2003.
    Revenues from the Car and Truck Wash Segment decreased by $501,000 in the third quarter of 2004 as compared to the same period of 2003, primarily as a result of the closing or divesting of four car wash facilities during 2003 and 2004, and lower volumes in our Northeast, Florida and Texas regions. The volume-related decrease in car wash revenue was partially offset by a 6.9% increase in average wash and detail revenue per car, from $14.59 in the third quarter of 2003 to $15.59 in the third quarter of 2004.
    Gross profit as a percentage of revenues was 25.0% for the third quarter of 2004 compared to 24.8% for the same period of 2003. The gross profit percentage for 2004 was comprised of 25% for the Security Products Segment and 25% for the Car and Truck Wash Segment, while the 2003 gross profit percentage was comprised of 43% for the Security Products Segment and 22% for the Car and Truck Wash Segment.
    SG&A expenses for the third quarter of 2004 increased by $1.3 million compared to the same period in 2003, primarily due to the expansion of the Electronic Surveillance Products Division (including $857,000 from the previously mentioned acquired operations, $105,000 of which were transition costs.)
    Operating income for the third quarter of 2004 was a loss of $2,000 compared to income of $116,000 in the same quarter of 2003. The decrease in operating income was the result of the volume-related decrease in revenues in the Car and Truck Wash Segment and the increased SG&A costs in the Electronic Surveillance Products Division, partially offset by increased gross profit generated by the Security Products Segment and improvement in the gross profit percentage in the Car and Truck Wash Segment.
    Results of operations for the third quarter of 2004 were a net loss of $229,000, or $(0.02) per share, compared to the 2003 net loss of $182,000, or $(0.01) per share.
    The Company's net book value was $68.5 million or $4.81 per share at September 30, 2004. In addition, Mace had $107 million in total assets, including $12 million of cash and cash equivalents at September 30, 2004.
    Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on the Company and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for 2002, Form 10-K for 2003, Form 10-Q for the quarter ended March 31, 2003, Form 10-Q for the quarter ended June 30, 2003, Form 10-Q for the quarter ended September 30, 2003, Form 10-Q for the quarter ended March 31, 2004, Form 10-Q for the quarter ended June 30, 2004, and Form 10-Q for the quarter ended September 30, 2004 . This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.

                             TABLES FOLLOW


                  Mace Security International, Inc.
                Consolidated Statements of Operations
               (In thousands, except share information)
                             (Unaudited)


                                     Nine Months Ended September 30,
                                   -----------------------------------
                                         2004            2003 (1)
                                   ----------------- -----------------
Revenues
   Car wash and detailing services $         25,374  $         27,080
   Lube and other automotive
    services                                  2,719             3,133
   Fuel and merchandise sales                 3,098             2,723
   Security products sales                   10,737             3,889
                                   ----------------- -----------------
                                             41,928            36,825
Cost of revenues
   Car wash and detailing services           18,199            19,806
   Lube and other automotive
    services                                  2,084             2,402
   Fuel and merchandise sales                 2,701             2,387
   Security products sales                    7,650             2,214
                                   ----------------- -----------------
                                             30,634            26,809

Selling, general and
 administrative expenses                      8,628             6,823
Depreciation and amortization                 1,533             1,462
Asset impairment charge                           -               351
                                   ----------------- -----------------

Operating income                              1,133             1,380

Interest expense, net                        (1,376)           (1,476)
Other income                                    202               210
                                   ----------------- -----------------
(Loss) income before income taxes               (41)              114

Income tax (benefit) expense                    (15)               42
                                   ----------------- -----------------

Net (loss) income                  $            (26) $             72
                                   ================= =================

Per share of common stock (basic
 and diluted):
Net (loss) income                  $          (0.00) $           0.01
                                   ================= =================

Weighted average shares
 outstanding
   Basic                                 13,386,621        12,409,747
   Diluted                               13,386,621        12,422,952


(1) Certain amounts have been reclassified in 2003 to conform to the 2004 presentation


                  Mace Security International, Inc.
                Consolidated Statements of Operations
               (In thousands, except share information)
                             (Unaudited)


                                    Three Months Ended September 30,
                                   -----------------------------------
                                         2004            2003 (1)
                                   ----------------- -----------------
Revenues
   Car wash and detailing services $          7,898  $          8,276
   Lube and other automotive
    services                                    894             1,089
   Fuel and merchandise sales                   997               925
   Security products sales                    6,858             1,607
                                   ----------------- -----------------
                                             16,647            11,897
Cost of revenues
   Car wash and detailing services            5,786             6,396
   Lube and other automotive
    services                                    677               815
   Fuel and merchandise sales                   875               823
   Security products sales                    5,152               914
                                   ----------------- -----------------
                                             12,490             8,948

Selling, general and
 administrative expenses                      3,620             2,346
Depreciation and amortization                   539               487
                                   ----------------- -----------------

Operating (loss) income                          (2)              116

Interest expense, net                          (447)             (443)
Other income                                     91                43
                                   ----------------- -----------------
Loss before income taxes                       (358)             (284)

Income tax benefit                             (129)             (102)
                                   ----------------- -----------------

Net loss                           $           (229) $           (182)
                                   ================= =================

Per share of common stock (basic
 and diluted):
Net loss                           $          (0.02) $          (0.01)
                                   ================= =================

Weighted average shares
 outstanding
   Basic                                 14,213,656        12,412,189
   Diluted                               14,213,656        12,412,189


(1) Certain amounts have been reclassified in 2003 to conform to the 2004 presentation


    CONTACT: Mace Security International, Inc., Mount Laurel
             Eduardo Nieves, Jr., 856-778-2300
             www.mace.com